UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2009

DESTINATION MATERNITY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21196

Delaware	13-3045573
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

456 North 5th Street
Philadelphia, PA 19123
(Address of principal executive offices, including zip code)

(215) 873-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2009, the Board of Directors (the "Board") of Destination Maternity Corporation (the "Company") increased the number of directors on the Board from nine to ten, and appointed Melissa Payner-Gregor, the Chief Executive Officer of Bluefly, Inc., to fill the resultant vacancy. The term of Ms. Payner-Gregor will expire at the Annual Meeting of Stockholders to be held following fiscal year 2009.

In connection with her appointment as a non-employee director of the Company, the Board authorized a grant to Ms. Payner-Gregor of 888 shares of restricted stock pursuant to the Company's 2005 Equity Incentive Plan (the "Plan"). The number of shares of restricted stock granted to Ms. Payner-Gregor represents a prorated portion of the annual 2,000 share grant of restricted stock that is issued to each non-employee director at the conclusion of the Company's Annual Meeting of Stockholders in accordance with the Company's non-employee director compensation policies. Consistent with other grants of restricted stock to non-employee directors, the shares granted to Ms. Payner-Gregor will vest one year from the date of grant, subject to acceleration in the event of her death or disability or upon a change in control of the Company, and are subject to the terms and conditions of the Plan and the Company's standard Restricted Stock Award Agreement for Directors as previously filed with the Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits

Exhibit No. 99.1    Press Release of the Company issued August 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION MATERNITY CORPORATION

Date: August 17, 2009	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of the Company issued August 17, 2009